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                                  EXHIBIT 10.1

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
                    ----------------------------------------

     This amendment is made effective August 11, 2003, between Metatec, Inc., an Ohio corporation (the "Company"), and Christopher A. Munro ("Mr. Munro").

                             BACKGROUND INFORMATION

     A. The Company and Mr. Munro (the "Parties") are the parties to an Employment Agreement dated November 22, 2000 (the "Original Agreement") as amended by a First Amendment dated March 26, 2002 (collectively, the "Agreement").

     B. On February 27, 2003, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company approved certain modifications to the Agreement, but left one item open for additional review and consideration. On July 22, 2003, the Committee approved the final item, and the Parties are entering into this amendment to reflect and confirm the previously approved modifications to the Agreement.

     C. The Committee has also previously approved the terms of an agreement under which Mr. Munro could potentially receive a payment upon a change in control of the Company to provide an incentive for Mr. Munro to continue his employment with the Company through any change in control that may occur. The Parties desire to incorporate those terms into this amendment rather than executing a separate agreement.

                             STATEMENT OF AGREEMENT

     The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

     Section 1. DEFINITIONS. Any capitalized terms used by not otherwise defined in this amendment shall have the respective meanings given those terms in the Agreement.

     Section 2. SALARY. Effective March 1, 2003, Mr. Munro's Base Salary was increased to an annual rate of $375,000.

     Section 3. BONUSES. So long as Mr. Munro's employment with the Company continues for the remainder of calendar year 2003, the Company shall pay Mr. Munro a bonus in an amount of up to 60% of the Base Salary, payable not later than March 31, 2004, with the final percentage to be determined based upon the performance of the Company as compared with the 2003 plan for the Company that was reviewed by the Committee (the "Base Plan"). For this purpose, the applicable performance thresholds and cumulative bonus percentages shall be as follows (with all applicable threshold calculations to be determined under generally accepted accounting principles):

        THRESHOLD                                                CUMULATIVE %
        ---------                                                ------------

        Achieve Base Plan on a net earnings basis                    30%
        $845,000 net earnings improvement over Base Plan             40%
        $1,345,000 net earnings improvement over Base Plan           50%
        $1,845,000 net earnings improvement over Base Plan           60%






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     The Committee may, but shall not be obligated to, award a bonus amount based upon a percentage of Base Salary between the percentages specified above if the Company's performance falls between any of the specified thresholds.

     Mr. Munro shall be eligible for such periodic bonuses for periods after calendar year 2003 as may be determined by the Committee or the Board.

     Section 6. LIFE INSURANCE. Subject to Mr. Munro's continued employment, not later than February 28 of each calendar year after the date of this amendment, the Company shall pay $40,000 as a premium payment under Mr. Munro's current life insurance policy with Northwestern Mutual that is referenced in the Agreement.

     Section 7. SEVERANCE. Section 11(b)(iii) of the Original Agreement is hereby modified to read in its entirety as follows:

          (iii) At any time without Cause; provided that if the Company terminates Mr. Munro's employment pursuant to this clause (iii) and no other basis for termination exists under this agreement, then Mr. Munro shall be entitled to severance payments in an aggregate amount equal to the then current annual Base Salary, payable in bi-weekly installments, in arrears, for the 18-month period immediately following such termination, in accordance with the Company's general policies and procedure for payment of salaries to its executive personnel, together with reimbursement of Mr. Munro's cost for continuation of health insurance coverage under COBRA for the shorter of (A) such 18-month period or (B) the period ending at such time as he is eligible for comparable health care insurance under a different employer's policy. Notwithstanding any other provisions of this agreement to the contrary, such severance and reimbursements (collectively, the "Severance Benefits") shall be payable only if Mr. Munro is in full compliance with the provisions of ss.10 of this agreement.

     If Mr. Munro terminates his employment with the Company for Good Reason (as defined below), he will be entitled to the same Severance Benefits as if he had been terminated by the Company without Cause at that time. For purposes of this amendment and the Agreement, "Good Reason" shall mean any substantial reduction in (a) compensation or benefits (exclusive of bonuses, equity based compensation, or other performance-based compensation, and reductions in benefits affecting the Company's executive personnel generally) unless the reduction is replaced with a reasonably equivalent alternative, or (b) responsibility or authority.

     Section 8. NONCOMPETITION. Section 10(iii) of the Original Agreement is hereby modified to read in its entirety as follows:

                    (iii) "Restricted Period" shall mean the period beginning on the Commencement Date and ending on the date that is 18 months after termination of Mr. Munro's employment with the Company (for any reason, whether pursuant to this agreement or otherwise); and

     Section 9. CHANGE IN CONTROL PAYMENT. If a Change In Control of the Company occurs while Mr. Munro is employed by the Company, then the Company shall pay to Mr. Munro, not later than 30 days after such Change In Control, an amount equal to 5% of the Consideration (as defined below) for such Change In Control.

     For purposes of this amendment and the Agreement, the following terms shall have the following meanings, respectively:

          (a) A "Change In Control" of the Company shall mean any of the following, whether occurring as a result of one transaction or a series of transactions:





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                    (i) The direct or indirect acquisition by any "person" as
               defined in ss.3(a)(9) of the 1934 Act and as used in ss.ss.13(d) and 14(d) thereof, including a "group" within the meaning of ss.13(d) of the 1934 Act (hereinafter, simply a "Person"), of "beneficial ownership" (within the meaning of Rule 13d-3 under the 1934 Act) of securities of the Company representing more than 60% of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors of the Company (the "Company Voting Securities"), provided that: (A) for purposes of this subsection
               (i), the term "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), or any affiliate of the Company, and (B) the provisions of this subsection (i) shall not apply to any acquisition of securities that is pursuant to, a part of, or one of multiple steps in a Sale Transaction (as defined below) that constitutes a Change In Control under clause (ii), below; or

                    (ii) Any reorganization, merger, or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (any such transaction, a "Sale Transaction"), unless, in any such case, following such Sale Transaction: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such Sale Transaction beneficially own, directly or indirectly, immediately following such Sale Transaction, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or individuals having similar duties) of the entity resulting from such Sale Transaction, and (B) at least a majority of the directors (or individuals having similar duties) of the entity resulting from such Sale Transaction were incumbent directors of the Company at the time of the execution of the initial agreement, or of the action of the Board, providing for such Sale Transaction.

               (b) "Consideration" shall mean the aggregate value of all consideration paid or distributed to the Company's shareholders in a Change In Control, including without limitation all cash or cash equivalents paid or distributed and the value of all promissory notes, other evidences of indebtedness, capital stock, or other securities or debt or equity interests issued to the shareholders of the Company. For this purpose, cash and cash equivalents shall be valued at their stated amounts. If the consideration paid or distributed includes items other than cash and cash equivalents, then the value of such other consideration shall be its fair value as of the closing of the applicable Change In Control. To the extent such other consideration consists of publicly traded securities, then the fair value of such securities shall be deemed to be the last sale price of such securities as of the then-most recent trading day on the market or exchange on which such securities are traded. To the extent such other consideration is not publicly traded securities, then the fair value of such consideration shall be determined (1) by agreement of the Parties, if they are able to agree within 10 business days after either of them requests the other to so agree, or, if not, (2) by an independent appraiser or an independent accounting firm selected by the Company, whose determination shall be final and binding on the Parties, and whose fees and expenses for that purpose shall be paid by the Company.

     In the event of any disagreement regarding any calculation necessary for purposes of applying the provisions of this section, such calculation shall be made by any independent accounting firm selected by the Company, whose calculation shall be final and binding on the Parties.

     Section 10. CONDITION; INTERPRETATION. The Company's obligations under this amendment shall be subject to any applicable restrictions currently contained in the Second Amended and Restated Loan Agreement dated as of February 8, 2002, among the Company, The Huntington National Bank, for itself and as Administrative Agent, and Bank One, N.A. This is an amendment to and a part of the Agreement. In the event of any inconsistencies between the provisions of the Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Agreement shall continue in full force and effect without change.



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METATEC INC.


By  /s/ Gary W. Qualmann                          /s/ Christopher A. Munro
    --------------------------------              --------------------------
    Gary W. Qualmann, Chief                       CHRISTOPHER A. MUNRO
    Financial Officer